[LOGO OF DIAMETRICS MEDICAL]
Exhibit 99.1

Contacts:

Lippert/Heilshorn & Associates	Diametrics Medical, Inc.
David Barnard (david@lhai-sf.com)	Larry Betterley, CFO
Bruce Voss (bvoss@lhai.com)	(651) 639-8035
(415) 433-3777 / (310) 691-7100
www.lhai.com

Diametrics Medical Reports First Quarter Results

Company discusses new products, partnerships, and 2002 guidance

ST. PAUL, Minn., May 9, 2002 – Diametrics Medical, Inc. (Nasdaq: DMED) today announced financial results for the three months ended March 31, 2002.

Net sales for the first quarter of 2002 totaled $5,462,874, compared with $5,715,894 in the comparable period a year ago. The decline in net sales is primarily attributable to a change in product mix for intermittent testing instruments to include sales of the new Philips Blood Analysis Portal system, which sells at a substantially lower average selling price than the company’s IRMA analyzer. The company’s net loss in the quarter was $1,058,991 or $0.04 per share, versus a net loss of $1,127,900 or $0.04 per share, in the prior year.

"Diametrics made substantial progress during the quarter, achieving a number of key product and operational milestones,” said David T. Giddings, Diametrics’ chief executive officer and president. “We successfully began shipping the new Philips Portal system, which contributed to commercial sales for the first time this quarter. While total sales declined slightly versus year ago levels, gross margins improved four percentage points to 27 percent, reflecting both increased manufacturing efficiencies and the favorable impact of increased sales of higher margin continuous monitoring products.”

"Diametrics is focused on leveraging our technology platforms with multiple opportunities for product expansion and growth in new global markets," said Andre’ de Bruin, Diametrics’ Chairman. “As we pursue our mission to be a leader in critical care blood and tissue information systems, we look to build upon our established product leadership position in point of care diagnostics. We will continue to introduce new and innovative solutions such as Philips Portal system, expand our product functionality with new capabilities such as our upcoming glucose and electrolyte test cartridge, and form new alliances such as the one we announced earlier this week with Biometric Imaging.”

“I look forward to my upcoming role as interim CEO beginning June 1, 2002, and am confident that our strategy, combined with strong operational execution, will result in a renewed growth phase for Diametrics,” concluded de Bruin.

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2002 Financial Guidance
While the company is pleased with the progress made in product development and is encouraged by progress being made in the field by its distribution partner, Philips Medical Systems, it does not anticipate these achievements will result in improved financial performance in 2002. For each of the remaining three quarters of 2002, the company expects its net sales and net loss to be approximately similar to levels achieved in the first quarter of the year. In addition, as a result of costs incurred related to its recent reduction in force and organizational changes, the company anticipates incurring a one-time charge of approximately $600,000 in the second quarter 2002.

Investor Conference Call
Diametrics will conduct a live webcast today, Thursday, May 9, at 11:00 a.m. Eastern Time to discuss details of its first quarter financial results, business developments and outlook. Interested parties may listen to the call via the Internet at http://www.vcall.com.

Diametrics Medical is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide immediate, accurate and cost-effective time critical blood and tissue diagnostics. Primary products produced include the Philips Blood Analysis Portal system, the IRMA®SL point-of-care blood analysis system; the Trendcare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System. Additional information is available at the company's Web site, http//www.diametrics.com.

Philips Medical Systems is the exclusive global distributor of the Philips Portal system and Diametrics’ IRMA® and Trendcare® systems. Codman, a Johnson & Johnson company, is the exclusive worldwide distributor of the Neurotrend system.

The preceding financial guidance information is specifically forward looking and is based on information currently available to senior management. Statements regarding the company's expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company's filings with the Securities and Exchange Commission.

— Financial Tables Follow —

DIAMETRICS MEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2002	2001
Net sales	$5,462,874	$5,715,894
Cost of sales	4,005,279	4,401,153

Gross profit	1,457,595	1,314,741

Operating expenses:
Research and development	1,221,637	1,160,702
Selling, general and administrative	1,183,946	1,245,932

Total operating expenses	2,405,583	2,406,634

Operating loss	(947,988)	(1,091,893)

Other income (expense), net	(111,003)	(36,007)

Net loss	$(1,058,991)	$(1,127,900)

Basic and diluted net loss per common share	$(0.04)	$(0.04)

Weighted average number of common shares outstanding	26,804,451	26,722,744

DIAMETRICS MEDICAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$5,512,736	$7,654,845
Marketable securities	—	749,141
Receivables	4,678,120	4,556,865
Inventories	4,916,854	4,066,964
Prepaid expenses and other current assets	337,081	247,286

Total current assets	15,444,791	17,275,101

Property and equipment, net	5,650,442	6,178,805

Other assets	6,700	6,700

	$21,101,933	$23,460,606

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,783,484	$3,358,959
Other current liabilities	1,388,411	2,039,686

Total current liabilities	4,171,895	5,398,645

Long-term liabilities, excluding current portion	8,485,678	8,533,052
Shareholders' equity	8,444,360	9,528,909

	$21,101,933	$23,460,606